EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post Effective Amendment No. 1 to the Registration Statement and Prospectus (Form S-1 No. 333-147484), of our report dated April 15, 2008 relating to the consolidated financial statements of Patient Safety Technologies, Inc. and Subsidiaries as of December 31, 2007 and 2006 and for each of the years in the two year period ended December 31, 2007 which appear in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

\s\ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

San Diego, California
April 29, 2008